As filed with the Securities and Exchange Commission on February 3, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Mistras Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	22-3341267
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

195 Clarksville Road	08550
Princeton Junction, New Jersey	(Zip Code)
(Address of Principal Executive Offices)
1995 Incentive Stock Option and Restricted Stock Purchase Plan
2007 Stock Option Plan
2009 Long-Term Incentive Plan
(Full title of the plan)
Michael C. Keefe
Executive Vice President and General Counsel
195 Clarksville Road, Princeton Junction, New Jersey 08550
Telephone: (609) 716-4000
Copies to:
Sheldon G. Nussbaum, Esq.
Fulbright & Jaworski L.L.P.
666 Fifth Avenue, New York, New York 10103
Telephone: (212) 318-3000, Facsimile: (212) 318-3400
(Name, address, and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Title of securities to be	Amount to be	Proposed maximum		Proposed maximum	Amount of
registered	registered (1)	offering price per share		aggregate offering price	registration fee
Common Stock, $0.01 par value per share
—Shares issuable pursuant to outstanding options under the 1995 Incentive Stock Option and Restricted Stock Purchase Plan (2)	247,000	$0.38	(3)	$93,860.00	$6.69
—Shares issuable pursuant to outstanding options under the 2007 Stock Option Plan (2)	2,847,650	$12.44	(3)	$35,424,766.00	$2,525.79
—Shares issuable pursuant to outstanding options under the 2009 Long-Term Incentive Plan	35,000	$14.67	(3)	$513,450.00	$36.61
—Shares reserved for future grants under the 2009 Long-Term Incentive Plan	2,251,318	$14.41	(4)	$32,441,492.38	$2,313.08
Total Registration Fee					$4,882.17

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an additional indeterminable number of shares as may be necessary to adjust the number of shares being offered or issued pursuant to the plans as a result of stock splits, stock dividends or similar transactions.

(2)	No new awards will be made under the 1995 Incentive Stock Option and Restricted Stock Purchase Plan or the 2007 Stock Option Plan.

(3)	Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The price per share represents the weighted average exercise price of $0.38, $12.44 and $14.67 for outstanding options under the 1995 Incentive Stock Option and Restricted Stock Purchase Plan, the 2007 Stock Option Plan and the 2009 Long-Term Incentive Plan, respectively.

(4)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based upon the average high and low prices of the common stock on February 1, 2010, as reported on the New York Stock Exchange.

EXPLANATORY NOTE
     Mistras Group, Inc. (“we,” “us” or “our”) has prepared this registration statement (herein, together with all amendments and exhibits, referred to as the “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register shares of our common stock, $0.01 par value per share, issuable under one or more of the following plans:
•	1995 Incentive Stock Option and Restricted Stock Purchase Plan;

•	2007 Stock Option Plan; and

•	2009 Long-Term Incentive Plan.
     This Form S-8 includes a “reoffer prospectus,” prepared in accordance with the requirements of Part I of Form S-3 under the Securities Act. Pursuant to Instruction C of Form S-8, the reoffer prospectus may be used for reoffers or resales on a continuous or delayed basis in the future of up to an aggregate of 2,544,000 shares issuable on exercise of options that may constitute “control securities” under the Securities Act that have been acquired by the selling stockholders named in the reoffer prospectus.
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     Documents that contain the information specified by Part I, Items 1 and 2, of Form S-8 have been or will be delivered to participants in our 1995 Incentive Stock Option and Restricted Stock Purchase Plan, 2007 Stock Option Plan and 2009 Long-Term Incentive Plan, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission under the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission and the instructions to Form S-8, such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act. These documents and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. A Section 10(a) prospectus will be given to each Recipient who receives common shares covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act.
     The reoffer prospectus referred to in the explanatory note follows this page.

i

REOFFER PROSPECTUS
MISTRAS GROUP, INC.
195 Clarksville Road, Princeton Junction, New Jersey 08550
2,544,000 Shares of Common Stock
To Be Issued Pursuant to
Outstanding Non-qualified Stock Options Under Our
1995 Incentive Stock Option and Restricted Stock Purchase Plan;
2007 Stock Option Plan; and
2009 Long-Term Incentive Plan.
     This prospectus relates to an aggregate of up to 2,544,000 shares (the “Shares”) of common stock, par value $0.01 per share, of Mistras Group, Inc., a Delaware corporation (“we,” “us” or “our”), that may be issued to the selling stockholders named in this prospectus (the “Selling Stockholders”) upon the exercise of outstanding non-qualified stock options previously granted to these individuals pursuant to any of our 1995 Incentive Stock Option and Restricted Stock Purchase Plan, 2007 Stock Option Plan and 2009 Long-Term Incentive Plan (collectively, the “Plans”), at exercise prices ranging from $0.38 to $14.67 per share. All Selling Stockholders are our officers or directors. See “Selling Stockholders.”
     The Shares are “restricted securities” and, in some cases, “control securities” under the Securities Act of 1933, as amended (the “Securities Act”). The Selling Stockholders, or their donees, pledgees, transferees or other successors-in-interest, will determine when to sell all or a portion of the Shares, and may sell all or a portion of the Shares at the then-prevailing market price or at prices negotiated at the time of sale.
     We will not receive any proceeds from any sale of the Shares. We are paying the expenses incurred in registering the Shares and the preparation of this prospectus, but all selling and other expenses, including but not limited to any discounts, commissions and applicable transfer taxes, incurred by the Selling Stockholders, or their donees, pledgees, transferees or other successors-in-interest, will be borne by such persons. Any person that resells all or a portion of the Shares pursuant to this prospectus may be deemed an “underwriter” within the meaning of the Securities Act.
     Our common stock is traded on the New York Stock Exchange under the symbol “MG.” On February 1, 2010, the last reported price of our common stock on the New York Stock Exchange was $14.38 per share.
     Investing in our securities involves risk. You should read carefully the risk factors we refer to in “Risk Factors” in this prospectus before investing in our securities.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus is February 3, 2010.

     You should rely on the information contained in or incorporated by reference into this prospectus or any prospectus supplement filed with the Securities and Exchange Commission (the “Commission”). Neither we nor the Selling Stockholders have authorized any person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, and, if given or made, you must not rely upon such information or representations as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities other than our shares of common stock described in this prospectus or an offer to sell or the solicitation to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus or of any securities registered hereunder.
IMPORTANT NOTE REGARDING FORWARD LOOKING STATEMENTS
     This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about us, including but not limited to statements about our products and services, business model, strategy and growth opportunities, profitability and competitive position. Forward-looking statements describe future expectations, plans, results or strategies and are generally preceded by words such as “future,” “planned,” “projected,” “possible,” “potential,” or “targeted,” and “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “project,” “will,” “may,” “should,” “could,” “would” and other similar words and phrases. You are cautioned that such statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will have been achieved. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. Important factors that could cause such differences include, but are not limited to, those discussed in the “Risk Factors” section of the final prospectus in connection with our initial public offering filed with the Commission on October 9, 2009, such as (i) the current economic downturn; (ii) loss of or reduction in business with a significant customer; (iii) adverse change in the industries we serve, which include oil and gas, power transmission and generation, chemical, aerospace and infrastructure; (iv) our ability to manage our salary and compensation costs, particularly as to billable time; (v) our ability to generate cash from operations, secure external funding for our operations and manage our liquidity needs; (vi) market acceptance of our products and services; (vii) significant changes in the competitive environment; (viii) catastrophic events that cause disruptions to our business or the business of our customers; (ix) the ability to attract and train engineers, scientists, and skilled technicians; and (x) any accidents or incidents involving our asset protection solutions.
     You should consider these factors in evaluating the forward-looking statements included in this prospectus and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and we undertake no obligation to update such statements as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY
     The following is only a summary. We urge you to read the entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information included herein or incorporated herein by reference from our other filings with the Commission. Investing in our securities involves risks. Therefore, please carefully consider the risk factors described in our filings with the Commission, including those disclosed under “Risk Factors” in our prospectus filed with the Commission pursuant to Rule 424(b)(4) under the Securities Act on October 9, 2009, before deciding to invest in our common stock. In this prospectus, our fiscal years, which end on May 31, are identified according to the calendar year in which they end (e.g., the fiscal year ended May 31, 2009 is referred to as “fiscal 2009”), and unless otherwise specified or the context otherwise requires, “Mistras,” “we,” “us” and “our” refer to Mistras Group, Inc. and its consolidated subsidiaries and their predecessors.
Our Business
     We are a leading global provider of technology-enabled asset protection solutions used to evaluate the structural integrity of critical energy, industrial and public infrastructure. We combine industry-leading products and technologies, expertise in mechanical integrity (MI) and non-destructive testing (NDT) services and proprietary data analysis software to deliver a comprehensive portfolio of customized solutions, ranging from routine inspections to complex, plant-wide asset integrity assessments and management. These mission critical solutions enhance our customers’ ability to extend the useful life of their assets, increase productivity, minimize repair costs, comply with governmental safety and environmental regulations, manage risk and avoid catastrophic disasters. Given the role our services play in ensuring the safe and efficient operation of infrastructure, we have historically provided a majority of our services to our customers on a regular, recurring basis. We serve a global customer base of companies with asset-intensive infrastructure, including companies in the oil and gas, fossil and nuclear power, public infrastructure, chemicals, aerospace and defense, transportation, primary metals and metalworking, pharmaceuticals and food processing industries. As of December 31, 2009, we had approximately 2,150 employees, including 29 Ph.D.’s and more than 100 other degreed engineers and highly-skilled, certified technicians, in 68 offices across 15 countries. We have established long-term relationships as a critical solutions provider to many leading companies, including American Electric Power, Bayer, Bechtel, BP, Chevron, Dow Chemical, Duke Energy, DuPont, Embraer, ExxonMobil, First Energy, General Electric, Pfizer, Rio Tinto Alcan, Rolls Royce, Shell, The Boeing Company and Valero, and to various federal, state and local governmental infrastructure and defense authorities, including the departments of transportation of several states.
     Our asset protection solutions have evolved over time as we have combined the disciplines of NDT, MI services and data analysis software to provide value to our customers. The foundation of our business is NDT, which is the examination of assets without impacting the future usefulness or impairing the integrity of these assets. The ability to inspect infrastructure assets and not interfere with their operating performance makes NDT a highly attractive alternative to many traditional intrusive inspection techniques, which may require dismantling equipment or shutting down a plant, refinery, mill or site. Our MI services are a systematic engineering-based approach to developing best practices for ensuring the on-going integrity and safety of equipment and industrial facilities. MI services involve conducting an inventory of infrastructure assets, developing and implementing inspection and maintenance procedures, training personnel in executing these procedures and managing inspections, testing and assessments of customer assets. By assisting customers in implementing MI programs we enable them to identify gaps between existing and desired practices, find and track deficiencies and degradations to be corrected and establish quality assurance standards for fabrication, engineering and installation of infrastructure assets. We believe our MI services improve plant safety and reliability and regulatory compliance, and in so doing reduce maintenance costs. Our solutions also incorporate comprehensive data analysis from our proprietary asset protection software to provide customers with detailed, integrated and cost-effective solutions that rate the risks of alternative maintenance approaches and recommend actions in accordance with consensus industry codes and standards.
     As a global asset protection leader, we provide a comprehensive range of solutions that includes traditional outsourced NDT inspection services, advanced asset protection solutions, such as MI services, and a proprietary portfolio of both hardware and software products and systems for capturing and analyzing inspection data in real-time. Our solutions are targeted to optimize the safety and operational performance of infrastructure-intensive industries during the design, fabrication, maintenance, inspection and retirement phases of the asset’s life. Since inception, we have increased our capabilities and the size of our customer base through the development of applied technologies and managed support services, organic growth and the successful and seamless integration of acquired companies. These acquisitions have provided us with additional products, technologies, resources and customers that have enhanced our sustainable competitive advantages over our competition.
     We generated revenues of $209.1 million, $152.3 million and $122.2 million and adjusted EBITDA of $31.1 million, $28.1 million and $19.2 million for fiscal 2009, 2008 and 2007, respectively.
Our Industry
     Asset protection is a large and rapidly growing industry that consists of NDT inspection, MI services and inspection data warehousing and analysis. NDT plays a crucial role in assuring the operational and structural integrity of critical infrastructure without compromising the usefulness of the tested materials or equipment. The evolution of NDT services, in combination with broader industry trends and regulatory requirements, has made NDT an integral and increasingly outsourced part of many asset-intensive industries. Well-publicized industrial and public infrastructure failures and accidents have also raised the level of awareness of regulators, as well as owners and operators, of the benefits that asset protection can provide.
     We believe the following key dynamics drive the growth of the asset protection industry:
•	Extending the Useful Life of Aging Infrastructure. The prohibitive cost and challenge of building new infrastructure has resulted in the significant aging of existing infrastructure and caused companies to seek ways to extend the useful life of existing assets. Because aging infrastructure requires relatively higher levels of maintenance and repair, as well as more frequent, extensive and ongoing testing, companies and public authorities are increasing spending to ensure the operational and structural integrity of existing infrastructure.

•	Outsourcing of Non-Core Activities and Technical Resource Constraints. While some of our customers have historically performed NDT services in-house, the increasing sophistication and automation of NDT programs, together with a decreasing supply of skilled professionals and stricter governmental regulations, has led many companies and public authorities to outsource NDT to providers that have the necessary technical product portfolio, engineering expertise, technical workforce and proven track record of results-oriented performance to effectively meet their increasing requirements.

•	Increasing Asset and Capacity Utilization. Due to high energy prices, high repair and replacement costs and the limited construction of new infrastructure, existing infrastructure in some of our target markets is being used at higher capacities, causing increased stress and fatigue that accelerate deterioration. In order to sustain high capacity utilization rates, customers are increasingly using asset protection solutions to efficiently ensure the integrity and safety of their assets. Implementation of asset protection solutions can lead to increased productivity as a result of reduced maintenance-related downtime.

•	Increasing Corrosion from Low-Quality Inputs. High commodities prices and increasing energy demands have led to the use of lower grade inputs and feedstock, such as low-grade coal or petroleum, in the refinery and power generation processes. These lower grade inputs can rapidly corrode the infrastructure they come into contact with, which in turn increases the need for asset protection solutions to identify such corrosion and enable infrastructure owners to proactively combat the problems caused by such corrosion.

•	Increasing Use of Advanced Materials. Customers in our target markets are increasingly utilizing advanced materials and other unique technologies in the manufacturing and construction of new infrastructure and aerospace applications. As a result, they require advanced testing, assessment and maintenance technologies to protect these assets. We believe that demand for NDT solutions will increase as companies and public authorities continue to use these advanced materials, not only during the operating phase of the lifecycle of their assets, but also during the design and construction phases by incorporating technologies such as embedded sensors.

•	Meeting Safety Regulations. Owners and operators of infrastructure assets increasingly face strict government regulations and safety requirements. Failure to meet these standards can result in significant financial liabilities, increased scrutiny by the Occupational Safety & Health Administration (OSHA) and other regulators, higher insurance premiums and tarnished corporate brand value. As a result, these owners and operators are seeking highly reliable asset protection suppliers with a proven track record of providing asset protection services, products and systems to assist them in meeting these increasingly stringent regulations.

•	Expanding Addressable End-Markets. Advances in NDT sensor technology and asset protection software systems, and the continued emergence of new technologies, are creating increased demand for asset protection solutions in applications where existing techniques were previously ineffective. Further, we expect increased demand in relatively new markets, such as the pharmaceutical and food processing industries, where infrastructure is only now aging to a point where significant maintenance is required.

•	Expanding Addressable Geographies. We believe that a substantial driver of incremental demand will come from international markets, as companies and governments in these markets build and maintain infrastructure and applications that require the use of asset protection solutions.
Our Competitive Strengths
     We believe the following competitive strengths contribute to our being a leading provider of asset protection solutions and will allow us to further capitalize on growth opportunities in our industry:
•	Single Source Provider for Asset Protection Solutions Worldwide. We believe we are the only company with a comprehensive portfolio of proprietary and integrated asset protection solutions, including services, products and systems worldwide, which positions us to be the leading single source provider for a customer’s asset protection requirements. In addition, collaboration between our services teams and product design engineers generates enhancements to our services, products and systems, which provide a source of competitive advantage compared to companies that provide only NDT services or NDT products.

•	Long-Standing Trusted Provider to a Diversified and Growing Customer Base. By providing critical and reliable NDT services, products and systems for more than 30 years and expanding our asset protection solutions, we have become a trusted partner to a large and growing customer base across numerous infrastructure-intensive industries globally. Seven of our top 10 customers by fiscal 2009 revenues have used our solutions for at least 10 years. We leverage our strong relationships to sell additional solutions to our existing customers while also attracting new customers. As asset protection is increasingly recognized by our customers as a strategic advantage, we believe our reputation and history of successful execution are key competitive differentiators.

•	Repository of Customer-Specific Inspection Data. Our enterprise software solutions enable us to capture and store our customers’ testing and inspection data in a centralized database. As a result, we have accumulated large amounts of proprietary information that allows us to provide our customers with value-added services, such as benchmarking, predictive maintenance, inspection scheduling, data analytics and regulatory compliance. We believe our ability to provide these customized products and services, along with the high cost of switching to an alternative vendor, provide us with significant competitive advantages.

•	Proprietary Products, Software and Technology Packages. We have developed systems that have become the cornerstone of several unique NDT applications. These proprietary products allow us to efficiently and effectively provide unique solutions to our customers’ complex applications, resulting in a significant competitive advantage. In addition to the proprietary products and systems that we sell to customers on a stand-alone basis, we also develop a range of proprietary sensors, instruments, systems and software used exclusively by our Services segment.

•	Deep Domain Knowledge and Extensive Industry Experience. We are an industry leader in developing advanced asset protection solutions, including acoustic emission (AE) testing for non-intrusive on-line monitoring of storage tanks and pressure vessels, bridges and transformers, portable corrosion mapping, ultrasonic testing (UT) systems, on-line plant asset integrity management with sensor fusion, enterprise software solutions for plant-wide and fleet-wide inspection data archiving and management, advanced and thick composites inspection and ultrasonic phased array inspection of thick wall boilers. In addition, many of the members of our team have been instrumental in developing the testing standards followed by international standards-setting bodies, such as the American Society of Non-Destructive Testing and comparable associations in other countries.

•	Collaborating with Our Customers. Our asset protection solutions have historically been designed in response to our customers’ unique performance specifications and are supported by our proprietary technologies. Our sales and engineering teams work closely with our customers’ research and design staff during the design phase of our products in order to incorporate our products into specified infrastructure projects. As a result, we believe that our close, collaborative relationships with our customers provide us a significant competitive advantage.

•	Experienced Management Team. Our management team has a track record of leadership in NDT, averaging over 20 years experience in the industry. These individuals also have extensive experience in growing businesses organically and in acquiring and integrating companies, which we believe is important to facilitate future growth in the fragmented asset protection industry.
Our Growth Strategy
     Our growth strategy emphasizes the following key elements:
•	Continue to Develop Technology-Enabled Asset Protection Services, Products and Systems. We intend to maintain and enhance our technological leadership by continuing to invest in the internal development of new services, products and systems. Our highly trained team of Ph.D.’s, engineers and highly-skilled, certified technicians have been instrumental in developing numerous significant NDT standards, and we believe their knowledge base will enable us to innovate a wide range of new asset protection solutions more rapidly than our competition.

•	Increase Revenues from Our Existing Customers. Many of our customers are multinational corporations with asset protection requirements from multiple divisions at multiple locations across the globe. Currently, we capture a relatively small portion of their overall expenditures on these solutions. We believe our superior services, products and systems, combined with the trend of outsourcing asset protection solutions to a small number of trusted service providers, positions us to significantly expand both the number of divisions and locations that we serve as well as the types of solutions we provide.

•	Add New Customers in Existing Target Markets. Our current customer base represents a small fraction of the total number of companies in our target markets. Our scale, scope of products and services and expertise in creating technology-enabled solutions have allowed us to build a reputation for high quality and has increased customer awareness about us and our asset protection solutions. We intend to continue to leverage our competitive strengths to win new business as customers in our existing target markets continue to seek a single source and trusted provider of advanced asset protection solutions.

•	Expand Our Customer Base into New End Markets. We believe we have significant opportunities to rapidly expand our customer base in relatively new end markets, including the maritime shipping, wind turbine and other alternative energy and natural gas transportation industries and the market for public infrastructure, such as highways and bridges. The expansion of our addressable markets is being driven by the increased recognition and adoption of asset protection services, products and systems and new NDT technologies enabling further applications to address additional end-market needs and aging infrastructure.

•	Continue to Capitalize on Acquisitions. We intend to continue employing a disciplined acquisition strategy to broaden, complement and enhance our product and service offerings, add new customers and certified personnel, expand our sales channels, supplement our internal development efforts and accelerate our expected growth. We believe the market for asset protection solutions is highly fragmented with a large number of potential acquisition opportunities. We have a proven ability to integrate complementary businesses, as demonstrated by the success of our past acquisitions. We believe we have improved the operational performance and profitability of our acquired businesses by successfully integrating and selling our suite of comprehensive asset protection solutions to the customers of these acquired businesses.
THIS OFFERING
     This prospectus relates to the resale by the Selling Stockholders of up to 2,544,000 shares of common stock issuable upon the exercise of options to purchase common stock. The Selling Stockholders may sell the Shares from time to time at prevailing market prices. Except for the aggregate purchase price of the options exercised by the Selling Stockholders in connection with the sale of the Shares, we will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

Common Stock Offered by Selling Stockholders	2,544,000 shares

Offering Price	The Selling Stockholders and any of their donees, pledgees, assignees and successors-in-interest may sell any or all of their Shares on any stock exchange, market or trading facility on which the securities are traded or in private transactions. The sales may be at fixed or negotiated prices.

Common Stock Outstanding at February 1, 2010	26,458,778 shares

Use of Proceeds	Except for the aggregate purchase price of the options exercised by the Selling Stockholders in connection with the sale of Shares, we will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

NYSE Symbol	MG
     Corporate information
     Our principal executive offices are located at 195 Clarksville Road, Princeton Junction, NJ 08550, and our telephone number at that address is (609) 716-4000. Our website is located at www.mistrasgroup.com. Information on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus.

RISK FACTORS
     An investment in our securities involves a high degree of risk. Before making an investment decision, we urge you to carefully consider the risks incorporated by reference in this prospectus, including those risks described under “Risk Factors” in our prospectus filed with the Commission pursuant to Rule 424(b)(4) under the Securities Act on October 9, 2009 and in our quarterly report on Form 10-Q for the quarter ended August 31, 2009 filed with the Commission on October 30, 2009, which are incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). For more information, see “Where You Can Find More Information.”
     Additional risks, including those that related to any particular securities we offer, may be included in the applicable prospectus supplement or free writing prospectus which we have authorized, or which may be incorporated by reference into this prospectus or such prospectus supplement.
     Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks. The market or trading price of our securities could decline due to any of these risks. Additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations or cause the price of our securities to decline.
USE OF PROCEEDS
     We will not receive any proceeds from the sale of the Shares by the Selling Stockholders.
SELLING STOCKHOLDERS
     This prospectus relates to Shares that are being registered for reoffers and resales by Selling Stockholders who may acquire Shares pursuant to any of the Plans. The Selling Shareholders may resell any or all of the Shares at any time while this prospectus is current.
     The table below shows the number of shares of common stock beneficially owned by each Selling Stockholder as of February 1, 2010. Beneficial ownership is determined in accordance with the rules of the Commission, is based upon 26,458,778 shares outstanding as of February 1, 2010, and generally includes voting or investment power with respect to securities. Options to purchase shares of common stock that are currently exercisable or exercisable as of or within 60 days after February 1, 2010 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. After the resale of all Shares that may be so offered for resale pursuant to this prospectus, and assuming no other changes in beneficial ownership of our common stock after the date of this prospectus, Dr. Vahaviolos would own 42.8% of our common stock and all other Selling Stockholders would own less than 1% of our common stock.
     Executive officers, directors or others who may be deemed to be our “affiliates” as defined in Rule 144 under the Securities Act who acquire common stock under the Plans may be added to the list of Selling Stockholders and the Shares to be sold may be increased or decreased by the use of a prospectus supplement filed with the Commission. The inclusion in the table of the individuals named therein shall not be deemed to be an admission that any such individuals are our “affiliates.” In addition, certain unnamed non-affiliates, each of whom holds less than the lesser of 1,000 shares or one percent of the Shares issuable under the Plans, may use this prospectus for reoffers and resales of Shares up to that amount.

		Shares		Shares	Shares Beneficially
		Beneficially		Offered for	Owned After the
Selling Stockholder	Position (1)	Owned		Resale (2)	Resale (3)
Sotirios J. Vahaviolos	Chairman, President and Chief Executive Officer	11,336,763		1,950,000	11,336,763
Paul “Pete” Peterik	Chief Financial Officer	164,500	(4)	227,500	2,000
Ralph L. Genesi	Group Executive Vice President, Marketing and Sales	2,000		162,500	2,000
Michael J. Lange	Group Executive Vice President, Services	424,000		169,000	424,000
Michael C. Keefe	Executive Vice President, General Counsel and Secretary	—		35,000	—

(1)	All Selling Stockholders are our employees and/or directors. The positions of officers and directors are specifically described.

(2)	Includes Shares subject to vested and unvested options issued under the Plans.

(3)	Assumes that all Shares offered for resale pursuant to this prospectus are sold.

(4)	Represents 2,000 shares beneficially owned by spouse that were purchased pursuant to a directed share program established by the underwriters of our initial public offering and 162,500 shares underlying fully vested and exercisable options.
PLAN OF DISTRIBUTION
     The Shares are being registered on behalf of the Selling Stockholders. We will receive no proceeds from this offering. As used herein, “Selling Stockholders” includes donees, pledges, transferees or other successors-in-interest selling Shares received after the date of this prospectus from a named Selling Stockholder as a gift, pledge or other non-sale transfer.
     The decision to exercise options for Shares, or to sell any Shares, is within the discretion of the holders thereof, subject generally to our policies affecting the timing and manner of sale of common stock by certain individuals. There can be no assurance that any of the options will be exercised or any Shares will be sold by the Selling Stockholders.
     The Selling Stockholders may sell Shares from time to time as follows (if at all):
•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers;

•	through agents on a best-efforts basis; or

•	otherwise through a combination of any of these methods of sale.
     If the Selling Stockholders sell Shares through underwriters, dealers, brokers or agents, those underwriters, dealers, brokers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares.
     The Shares may be sold from time to time:
•	in one or more transactions at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

     These sales may be effected:
•	in transactions on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

•	in transactions in the over-the-counter market;

•	in block transactions in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	in transactions otherwise than on exchanges or services or in the over-the-counter market;

•	through the writing of options; or

•	through other types of transactions.
     In connection with sales of common stock or otherwise, the Selling Stockholders may enter into hedging transactions with brokers-dealers or others, who may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may, to the extent permissible by law, sell short the common stock and may deliver this prospectus in connection with short sales and use the Shares covered by the prospectus to cover these short sales. In addition, any Shares covered by this prospectus that qualify for sale pursuant to Rule 144 or any other available exemption from registration under the Securities Act may be sold under Rule 144 or another available exemption. There can be no assurance that the Selling Stockholders will sell any or all of the Shares offered by them hereunder or otherwise.
     At the time a particular offering of shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, if any, and any discounts, commissions or concessions allowed or reallowed to be paid to brokers or dealers.
     The Selling Stockholders and any underwriters, dealers, brokers or agents who participate in the distribution of the Shares may be deemed to be “underwriters” within the meaning of the Securities Act and any profits on the sale of the Shares by them and any discounts, commissions or concessions received by any underwriters, dealers, brokers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.
     The Selling Stockholders and any other person participating in a distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M which may limit the timing of purchases and sales of Shares by the Selling Stockholders and any other person participating in the distribution. Furthermore, Regulation M under the Exchange Act may restrict the ability of any person engaged in a distribution of the Shares to engage in market-making activities with respect to the Shares being distributed for a period of up to five business days prior to the commencement of the distribution. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.
     All expenses incurred in connection with the registration of the Shares, including printer’s and accounting fees and the fees, disbursements and expenses of our counsel, will be borne by us. Commissions and discounts, if any, attributable to the sales of the Shares will be borne by the Selling Stockholders. The Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.
TRANSFER AGENT
     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, located at 59 Maiden Lane, New York, New York 10038.

LEGAL MATTERS
     The legal validity of the securities will be passed upon for us by Fulbright & Jaworski L.L.P., New York, New York.
EXPERTS
     The financial statements incorporated in this prospectus by reference to the prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on October 9, 2009, relating to our registration statement on Form S-1 (File No. 333-151559) have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the information requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by us with the Commission can be inspected and copied at the Public Reference Room of the Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material also may be obtained by mail from the Public Reference Room of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. In addition, reports, proxy materials and other information concerning us may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Additionally, the Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and that is located at www.sec.gov.
     This prospectus constitutes part of a registration statement on Form S-8 filed on the date hereof by us with the Commission under the Securities Act. This prospectus does not contain all of the information set forth in this Registration Statement, certain parts of which are omitted in
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The following documents filed heretofore by us with the Commission are hereby incorporated in this prospectus by reference:
•	Our prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on October 9, 2009, relating to our registration statement on Form S-1 (File No. 333-151559) and which includes audited financial statements for the years ended May 31, 2009, May 31, 2008 and May 31, 2007;

•	Our current reports on Form 8-K filed with the Commission on October 20, 2009, October 27, 2009, December 18, 2009 and January 8, 2010 (except for portions of such reports which were deemed to be furnished and not filed);

•	Our quarterly reports on Form 10-Q for the quarters ended August 31, 2009 and November 30, 2009 filed with the Commission on October 30, 2009 and January 12, 2010, respectively;

•	The description of our common stock contained in our registration statement on Form 8-A (File No. 001-34481) filed with the Commission on October 5, 2009, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.
     All reports and other documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the Registration Statement of which this prospectus forms a part which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from their respective dates of filing.
     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
     The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.
     We hereby undertakes to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Requests for such copies should be directed to Mistras Group, Inc., Attention: Michael Keefe, 195 Clarksville Road Princeton Junction, New Jersey 08550, (609) 716-4128.
INFORMATION WITH RESPECT TO THE REGISTRANT
     The information pertaining to our company required to be disclosed in this Registration Statement is incorporated by reference from the documents listed as incorporated by reference above. Such documents are being delivered with this prospectus. See “Risk Factors” and “Incorporation of Certain Information by Reference.”

2,544,000 SHARES
MISTRAS GROUP, INC.
COMMON STOCK
PROSPECTUS
FEBRUARY 3, 2010

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. Incorporation of Documents by Reference.
     The Registrant, hereby incorporates by reference into this Registration Statement the following documents and information previously filed with the Commission:
     (i) Our prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on October 9, 2009, relating to our registration statement on Form S-1 (File No. 333-151559) and which includes audited financial statements for our latest fiscal year;
     (ii) Our current reports on Form 8-K filed with the Commission on October 20, 2009, October 27, 2009, December 18, 2009 and January 8, 2010 (except for portions of such reports which were deemed to be furnished and not filed);
     (iii) Our quarterly reports on Form 10-Q for the quarters ended August 31, 2009 and November 30, 2009 filed with the Commission on October 30, 2009 and January 12, 2010, respectively;
     (iv) The description of our common stock contained in our registration statement on Form 8-A (File No. 001-34481) filed with the Commission on October 5, 2009, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.
     All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
     Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4. Description of Securities.
     Not applicable.
ITEM 5. Interest of Named Experts and Counsel.
     Not applicable.
ITEM 6. Indemnification of Directors and Officers.
     Section 145(a) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant) by reason of the fact that the person is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
     Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the registrant to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted under standards similar to those discussed above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the registrant unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.
     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the registrant may purchase and maintain insurance on behalf of a director or officer of the registrant against any liability asserted against such person or incurred by such person in any such capacity or arising out of such person’s status as such whether or not the registrant would have the power to indemnify such person against such liabilities under Section 145.
     The registrant’s second amended and restated certificate of incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or hereafter may be amended, a director of the registrant shall not be personally liable to the registrant or its stockholders for monetary damages for the breach of any fiduciary duty as a director. The registrant’s amended and restated bylaws provide that the registrant shall indemnify any director or officer of the registrant, and may indemnify any other person, who (a) was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant) by reason of the fact that the person (or the legal representative of such person) is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful, and (b) was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the registrant to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the registrant and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.
     In addition, the registrant has entered into indemnification agreements, with its directors and executive officers which would require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status.
     The registrant maintains directors’ and officers’ liability insurance for its officers and directors.
     Reference is made to Item 9 below for the registrant’s undertakings with respect to indemnification for liabilities arising under the Securities Act.
ITEM 7. Exemption from Registration Claimed.
     Not Applicable.
ITEM 8. Exhibits.
     The information required by this item is set forth on the exhibit index that follows the signature page of this Registration Statement.
ITEM 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
Provided, however, that the registrant undertakes no obligation to make the filings described in paragraphs (a)(1)(i) and (a)(1)(ii) above if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Princeton Junction, New Jersey, on February 3, 2010.

MISTRAS GROUP, INC.
By:	/s/ Michael C. Keefe
Michael C. Keefe
Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY
     We, the undersigned officers and directors of Mistras Group, Inc., hereby severally constitute and appoint Dr. Sotirios J. Vahaviolos, Mr. Paul Peterik and Mr. Michael C. Keefe, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Sotirios J. Vahaviolos Sotirios J. Vahaviolos	Chairman, President, Chief Executive Officer (Principal Executive Officer) and Director	February 3, 2010

Paul Peterik Paul Peterik	Chief Financial Officer (Principal Financial and Accounting Officer)	February 3, 2010

Elizabeth Burgess Elizabeth Burgess	Director	February 3, 2010

Daniel M. Dickinson Daniel M. Dickinson	Director	February 3, 2010

James J. Forese James J. Forese	Director	February 3, 2010

Richard H. Glanton Richard H. Glanton	Director	February 3, 2010

Michael J. Lange Michael J. Lange	Director	February 3, 2010

Manuel N. Stamatakis Manuel N. Stamatakis	Director	February 3, 2010

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1*	Specimen certificate evidencing shares of common stock

5.1	Opinion of Fulbright & Jaworski L.L.P. regarding legality of securities being registered

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2	Consent of Counsel (contained in Exhibit 5.1)

24.1	Power of Attorney (included as part of signature page to this Registration Statement)

99.1	1995 Incentive Stock Option and Restricted Stock Purchase Plan

99.2*	2007 Stock Option Plan and forms of agreements thereunder

99.3*	2009 Long-Term Incentive Plan and forms of agreements thereunder

*	Incorporated by reference to exhibits filed with the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-151559), as declared effective on October 7, 2009.